March 20, 2018

Richard M. Wagner
2375 Woodstream Way
Enola, Pennsylvania 17025

Dear Rick:

I am pleased to offer you the position of Vice President, Controller reporting directly to Steve Strobel, SVP and Chief Financial Officer. This offer is extended to you at a very exciting time in our company’s history, and I am confident that you can make a major contribution to Hill-Rom and help us deliver on our mission: Every day, around the world, we enhance outcomes for patients and their caregivers. With your help, together we can make a real difference in healthcare, and in doing so, create sustainable shareholder value.

The specifics of the offer are as follows:

1.	A start date of April 23, 2018.

2.	Annual Base Salary of $318,000
This amount will be subject to all federal, state and local withholding requirements and will be paid in accordance with our regular payroll procedures and bi-weekly schedule. Your pay will be direct-deposited according to the banking information you provide.

3.	Short-Term Incentive Compensation (STIC) target of 40% of base salary
You will be eligible to participate in the Company’s STIC program. STIC payout is based on achievement of Hill-Rom’s financial objectives as well as your own individual performance objectives. For fiscal year 2018, your STIC payout will be pro-rated based on your start date. You must be employed on the date of payout in order to receive the payment.

4.	Long Term Incentive (LTI) Program target of 60% of base salary
You will be eligible to participate in the Company’s LTI Program. Grants are awarded annually and approved in November by the Company’s Board of Directors. You will be eligible for your first full annual LTI award in November 2018.

5.	Annual Paid Time Off (PTO)
In order to provide more flexibility for employees to balance their lives, Hill-Rom offers a Paid Time-Off (PTO) program. PTO provides a bank of time that you will use for sick, vacation, or personal reasons. On an annual basis, you will be eligible for 26 days. In your first year of employment, the annual allotment is prorated to your start date. You may begin using this time after 60 days of employment, subject to management approval.

6.	Sign-on Cash Award up to $185,000
This one-time after-tax cash award is intended to reimburse you for the sign-on award and housing allowance you are required to repay to Cree. The actual after-tax amount of this award will be equal to the amount you are required to repay to Cree and will be paid on the first paycheck after you have provided written verification of Cree’s intent to require actual repayment of these amounts. In calculating the after-tax amount to be provided to you, the award will be grossed up at your applicable marginal tax rate. The maximum after-tax amount of this award will be $185,000. If you voluntarily terminate employment with Hill-Rom within eighteen (18) months of your start date, or if you are terminated for cause, you will be responsible to repay the gross amount in full.

7.	Sign-on Cash Award of $150,000
This one-time cash award is intended to compensate you for the value of outstanding unvested equity awards that you will forfeit that otherwise would have vested in July and September 2018. This award will be paid on the first paycheck after you have completed 60 days of employment. The award will be subject to all regular state, federal and local withholding requirements. If you voluntarily terminate employment with Hill-Rom within eighteen (18) months of your start date, or if you are terminated for cause, you will be responsible to repay this amount in full.

8.	Sign-on Equity Grant of $250,000
This award is comprised of shares of Restricted Stock Units (RSUs) of Hill-Rom Holdings, Inc. and is intended to compensate you in part for the value of outstanding unvested equity awards that you will forfeit that otherwise would have vested in July and September 2019 and 2020. The number of shares will be determined based on the stock price on your start date. One-third of the sign-on RSU grant will vest on the day after each of the first, second and third anniversary of your start date.  Shortly after your start date, you will be provided with a Hill-Rom Holdings, Inc. stock award agreement providing the terms and additional details regarding your equity award.

9.	Health and Welfare and Retirement Benefits
In addition to your compensation, you will be eligible to participate in Hill-Rom’s employee benefits program which includes comprehensive health and welfare benefits as well as a retirement plan. These benefits are described in the Benefits at a Glance reference guide (enclosed).

You will receive a health and welfare benefits enrollment packet that will be mailed to your home address. If you do not receive your benefits enrollment packet within two weeks of your start date, please contact our Benefits Center at 866-296-5033. Enrollment is required to begin benefits coverage. You will have 31 days from your start date to enroll in your benefits. Your benefit coverage will be effective on your start date.

You will also receive a retirement benefits packet in the mail from Fidelity, our 401(k) record-keeper. You will be automatically enrolled in the 401(k), and you may change your salary deferral and investment elections at any time.

10.
The Company's relocation partner will contact you concerning your eligible executive full-service relocation benefits. The benefits will remain valid for a period of twelve (12) months from your start date. If you voluntarily terminate your employment with the Company within eighteen (18) months of your start date, you will be required to reimburse the Company for all relocation expenses paid by the Company.

11.	Should your employment be terminated by the Company without cause, you will receive severance pay equivalent to six months’ base salary.

12.
As an officer of the Company, you will be required to execute a Change in Control Agreement, Limited Recapture Agreement and Officer Indemnity Agreement which will be provided prior to your start date, and will be effective as of your start date with Hill-Rom.

Your employment at Hill-Rom is at will. This offer and your start date are contingent upon successful completion of:

a)	Drug screen - completed;

b)	Background check - completed;

c)	Reference checks - completed;

d)	New Employee Agreement and

e)	New hire paperwork.

Rick, we are excited to have you join the Hill-Rom team, and we look forward to working with you and the contributions you will make to Hill-Rom.

Sincerely,

/s/ Ken Meyers
SVP, Chief Human Resources Officer

Acceptance:

/s/ Richard M. Wagner

Dated: March 21, 2018